For Immediate Release
Tuesday, November 2, 2004

For further information contact:
John S. Cooper                             Patrick E. Rooney
President and Chief Executive Officer      President and Chief Executive Officer
Portec Rail Products, Inc.                 Kelsan Technologies Corp.
(412) 782-6000 x201                        (604)  984-6100

Press Release

Portec Rail Products, Inc. Announces Acquisition of Kelsan Technologies Corp.

PITTSBURGH, PA, Tuesday, November 2, 2004 - Portec Rail Products, Inc. (NASDAQ National Market "PRPX") and Kelsan Technologies Corp. announced today that they have entered into a definitive merger agreement whereby Portec Rail will purchase 100% of the outstanding shares of Kelsan. The all cash acquisition price is $20.0 million (Canadian currency) or approximately $16.4 million U.S. and is subject to a working capital adjustment at closing. This strategic acquisition significantly expands Portec Rail's friction management capabilities and strengthens its position as a leading global entity, providing essential products and services to the railway industry.

The merger agreement has been approved by the Board of Directors of both companies and is subject to the approval by the Kelsan shareholders. For the fiscal year ended December 31, 2003, Portec Rail's net sales were $57.6 million and net income was $3.4 million. For the fiscal year ended September 30, 2004, Kelsan's unaudited net sales were approximately $7.7 million U.S. and net income was $858,000 U.S. The acquisition will also allow Portec Rail to be able to utilize Kelsan's Canadian tax loss carryforwards and other tax deductions that approximate $4.7 million (Canadian currency). The transaction, on a full year basis, is expected to be accretive to Portec Rail's earnings. It is anticipated that the transaction will close in late November or early December.

Kelsan Technologies Corp., located in North Vancouver, B.C. Canada, with an office in the United Kingdom, is an innovative developer of proprietary friction control solutions for the railway industry. Kelsan's unique solutions control friction at the wheel/rail interface in order to reduce costs and improve performance. Used by transit and freight rail companies around the world, Kelsan's patented friction control solutions extend rail and wheel life, improve fuel efficiency, reduce green house gas emissions, and also reduce noise and lateral forces. Kelsan has a strong international presence in Europe and Asia and particularly in the United Kingdom, Japan and South Korea; approximately 70% of Kelsan's sales were outside North America in fiscal 2004.

John S. Cooper, President and Chief Executive Officer of Portec Rail Products, Inc. said, "We have had a technical alliance with Kelsan and we have been working as a distributor of Kelsan's friction modification products for many years; we are well acquainted with the company's management team and Portec Rail has been designing and providing equipment for the application of the Kelsan products. The combination gives us the ability to optimize the use of our engineering, research and development and global sales and marketing resources. In addition, this acquisition follows our recent acquisition of Salient Systems, Inc., a global leader in railway electronic wayside data collection and data management systems used for predictive maintenance. Our goal is to be a solutions provider and enable our railway customers to significantly reduce their cost by extending the life of the track structure and rolling stock, reducing fuel consumption and improving noise abatement."

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Patrick E. Rooney,  President and Chief Executive Officer of Kelsan Technologies
said "Kelsan is growing at an accelerating rate, having experienced year over year sales growth of approximately 17% in 2002, 23% in 2003 and 50% in 2004. Kelsan's commercially driven research and development team has generated an ongoing stream of intellectual property and has built a solid patent wall around the company's technology, which is continuously strengthened and expanded. One of Kelsan's core strengths is the ability to establish and develop strong alliances. This is reflected in key long-term technical and commercial alliances with Portec Rail as well as industry leaders in Asia and Europe. Kelsan has a well established network of agents and distributors throughout the world to supplement Kelsan's sales team." Kelsan's web site address is www.kelsan.com.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements, including the anticipated closing date of the transaction and anticipated future results. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ended June 30, 2004 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.